Exhibit 99.2

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2011

	Arête Historical	Pro Forma Adjustments				Arête Pro Forma
		Acquisition		Sale/ Financing
ASSETS
Current Assets:
Cash and equivalents	$21,457	$—		$24,418	(e)	$45,875
Oil and gas sales receivable	—	1,229,830	(c)			1,229,830
Prepaid expenses and other	459,822					459,822

Total Current Assets	481,279					1,735,527

Property and Equipment:
Oil and gas properties, at cost, successful efforts method:		(189,937)	(c)
Proved properties	—	7,830,265	(b)			8,540,328
		900,000	(a)
Unevaluated properties	—	287,728	(b)			287,728
Gas gathering pipeline and related assets	461,867					461,867

Total property and equipment	461,867					9,289,923
Less acc. depr., depletion & amortization	(206,241)					(206,241)

Net Property and Equipment	255,626					9,083,682

Separate Interests	—	2,621,113	(b)	(2,621,113)	(d)	—

Deposit for acquistion of oil and gas properties	500,000	(500,000)	(a)	—		—

TOTAL ASSETS	$1,236,905	$12,178,999		$(2,596,695)		$10,819,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$598,550	$—		$—		$598,550
Accrued expenses	217,805	1,039,893	(c)			1,257,698
Note Payable for acquisition of properties	—	10,100,000	(b)	(5,101,047)	(d)	—
				(4,998,953)	(e)
Notes payable	355,219	400,000	(a)			755,219

Total Current Liabilities	1,171,574					2,611,467
Asset Retirement Obligations	—	639,106	(b)			639,106

Total Liabilities	1,171,574					3,250,573

Stockholders’ Equity:
Convertible Class A preferred stock:
Series 1; authorized 30,000 shares, issued and outstanding 522.5 shares after pro forma adjustments	—			5,023,371	(e)	5,023,371
Common stock, issued and outstanding 7,664,476 shares	16,804,154					16,804,154
Accumulated deficit	(16,738,823)			2,479,934	(d)	(14,258,889)

Total Stockholders’ Equity	65,331	—		—		7,568,636

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,236,905	$12,178,999		$(2,596,695)		$10,819,209

The Accompanying Notes are an Integral Part of These Pro Forma Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2010

	Arête Historical	Pro Forma Adjustments		Arête Pro Forma
Revenues:
Oil and natural gas sales	$—	$2,086,939	(f)	$2,086,939
Gas gathering income	167,625	—		167,625

Total revenues	167,625	2,086,939		2,254,564

Operating Expenses:
Gas gathering costs	327,591	(104,606)	(i)	222,985
Lease operating expenses	—	1,172,340	(f)	1,172,340
Production taxes	—	167,742	(f)	167,742
Depreciation, depletion, and amortization	44,229	481,092	(g)	525,321
General and administrative	723,109	180,000	(h)	903,109

Total operating expenses	1,094,929	1,896,568		2,991,497

Operating income (loss)	(927,304)	190,371		(736,933)
Other income (expense):
Extinguishment of debt	121,870	—		121,870
Interest income	13	—		13
Interest expense	(47,191)	(1,050,000)	(j)	(1,097,191)

Total other income (expense)	74,692	(1,050,000)		(975,308)

Net income (loss)	$(852,612)	$(859,629)		$(1,712,241)

Earnings (Loss) Per Share Applicable to Common Stockholders:
Basic	$(0.17)			$(0.35)

Diluted	$(0.17)			$(0.35)

Weighted Average Number of Common Shares Outstanding:
Basic	4,950,000			4,950,000

Diluted	4,950,000			4,950,000

The Accompanying Notes are an Integral Part of These Pro Forma Financial Statements.

ARÊTE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2011

	Arête Historical	Pro Forma Adjustments		Arête Pro Forma
Revenues:
Oil and natural gas sales	$—	$1,497,315	(f)	$1,497,315
Gas gathering income	45,639	—		45,639

Total revenues	45,639	1,497,315		1,542,954

Operating Expenses:
Gas gathering costs	111,373	(30,815)	(i)	80,558
Lease operating expenses	—	560,649	(f)	560,649
Production taxes	—	121,183	(f)	121,183
Depreciation, depletion, and amortization	22,110	293,126	(g)	315,236
Acquisition expenses	457,500	—		457,500
General and administrative	714,566	90,000	(h)	804,566

Total operating expenses	1,305,549	1,034,143		2,339,692

Operating income (loss)	(1,259,910)	463,172		(796,738)
Other income (expense):
Interest income	279	—		279
Interest expense	(34,442)	(525,000)		(559,442)

Total other income (expense)	(34,163)	(525,000)		(559,163)

Net income (loss)	$(1,294,073)	$(61,828)		$(1,355,901)

Earnings (Loss) Per Share Applicable to Common Stockholders:
Basic	$(0.22)			$(0.23)

Diluted	$(0.22)			$(0.23)

Weighted Average Number of Common Shares Outstanding:
Basic	5,995,000			5,995,000

Diluted	5,995,000			5,995,000

The Accompanying Notes are an Integral Part of These Pro Forma Financial Statements.

ARÊTE INDUSTRIES, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

Arête Industries, Inc. (the “Company”) entered into an Amended and Restated Purchase and Sale Agreement (“PSA”) on July 29, 2011. As set forth in the PSA and its related exhibits, the principal assets acquired by the Company consisted of (i) working interests in oil and gas properties located in Wyoming, Colorado, Kansas and Montana (referred to as the “Properties”), and (ii) vested contractual rights in the net proceeds from the future sale of certain properties located in Wyoming (referred to as the “Separate Interests”). With respect to the Separate Interests, a formal closing and transfer of title was not required, and did not occur, in order for the Company to realize its vested contractual rights to the proceeds related to the sale of the Separate Interests. The Company acquired the contractual rights associated with the Separate Interests on July 29, 2011, and the Company’s share of the net proceeds from the sale of the Separate Interests of $5,101,000 was received on August 23, 2011, which resulted in recognition of a gain of approximately $2,480,000. An unaudited pro forma consolidated balance sheet has been prepared to reflect (i) the purchase of the Properties, (ii) the acquisition of the vested contractual rights to the Separate Interests, (iii) the sale of the Separate Interests, and (iv) the issuance of preferred stock used to finance the acquisition of the Properties.

The unaudited pro forma consolidated balance sheet presents the acquisition of the Properties, and the acquisition and sale of the Separate Interests, as if those transactions occurred on June 30, 2011. The pro forma unaudited consolidated statements of operations present the acquisition of the Properties as if they occurred at the beginning of the periods covered by the unaudited pro forma consolidated statements of operations. The impact of the acquisition and sale of the Special Interests is reflected in the unaudited pro forma consolidated balance sheet but is not reflected in the unaudited pro forma consolidated statements of operations.

These unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisition been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statements of operations due to normal production declines, changes in prices, future transactions, and other factors. The Company currently has provided a full valuation allowance against net deferred tax assets. The Company believes that the acquisition would not result in an immediate change in the Company’s assessment regarding the valuation allowance. As such, no income tax adjustments from the acquisition have been reflected in the unaudited pro forma consolidated financial information.

For financial accounting purposes, the acquisition of the working interests and the Separate Interests are not considered a business combination under SFAS No. 141R, Business Combinations, as codified in FASB ASC Topic 805, Business Combinations. This determination was arrived at by considering key processes that were not acquired as part of the acquisition. No employees were acquired as part of the acquisition. Specifically, after the acquisition the Company will require highly specialized employees and/or consulting resources to manage and replicate key elements related to the Properties that were previously provided by the Sellers. Key processes that were not acquired include the geological, geophysical and engineering expertise directly related to these specific properties that will be needed to fully exploit the horizontal and recompletion potential for the Properties.

These unaudited pro forma consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2011, the Statements of Operating Revenues and Direct Operating Expenses for the years ended December 31, 2009 and 2010 and for the six months ended June 30, 2010 (unaudited) and 2011 (unaudited).

The acquisition agreement also provides for contingent consideration based on future increases in oil and gas prices and the results of future drilling activities. Contingent consideration that may be payable in the future will generally be recognized when it is probable and reasonably estimable. As December 31, 2011, $250,000 of additional consideration became payable due to the $90 oil price threshold and this amount is not reflected in the pro forma financial information.

Base Purchase Price:
Consideration Paid for Acquisition:
Cash	$900,000
Note payable to seller	10,100,000

Total base purchase price paid for acquisition	$11,000,000

Allocation of Purchase Price:
Separate Interests	$2,621,113
Proved oil and gas properties	8,540,328
Unproved oil and gas properties	287,728

Total fair value of oil and gas properties acquired	11,449,169
Working capital acquired	189,937
Asset retirement obligations assumed	(639,106)

Fair value of net assets acquired	$11,000,000

Working capital acquired was estimated as follows:
Oil & gas sales receivable	$1,229,830
Non-interest bearing payable to seller	(576,791)
Accrued lease operating expenses	(463,102)

Total working capital acquired	$189,937

2.	PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED BALANCE SHEET

Presented below is an explanation of the pro forma adjustments to the accompanying unaudited pro forma consolidated balance sheet:

(a)	Reflects borrowings in July 2011 used to fund an additional deposit of $400,000 under the PSA. This deposit plus the original deposit of $500,000 were applied to the purchase price of the properties at closing.

(b)	Under the PSA, the sellers provided interim financing of $10,100,000 and the Company assumed the asset retirement obligations related to the Properties, resulting in a preliminary purchase allocation of $2,621,113 to the Separate Interests, $287,728 to unevaluated properties and the remainder of $8,540,328 was assigned to the Properties.

(c)	The effective date of the acquisition was April 1, 2011. The net proceeds from oil and gas sales of $1,229,830, less accrued lease operating expenses of $463,102 incurred prior to the July 29, 2011 acquisition date are reflected as a net reduction of $766,728 to the purchase price allocation ($628,260 for the Properties and $138,468 for the Separate Interests). The purchase consideration also included a non-interest bearing payable of $576,791 and the pro forma adjustment for this amount is also included under accrued expenses.

(d)	On August 23, 2011, the Separate Interests were sold and the Company’s share of the net proceeds of $5,101,047 was used to retire a portion of the note payable to Sellers. After deducting the portion of the purchase price allocated to the Special Interests of $2,621,113, the Company recognized a gain of $2,479,934 which is reflected as a reduction in the accumulated deficit in the pro forma balance sheet.

(e)	On September 29, 2011, the Company issued in a private placement 522.5 shares of its Series A1 Preferred Stock for gross proceeds of $5,225,000. After deducting offering costs of $201,629 the Company received net proceeds of $5,023,371 which were primarily used to retire the remaining balance of the seller note payable.

3.	PRO FORMA ADJUSTMENTS TO THE CONSOLIDATED STATEMENTS OF OPERATIONS

Presented below is an explanation of the pro forma adjustments to the accompanying unaudited pro forma consolidated statements of operations:

(f)	The actual oil and gas revenues and direct operating expenses for the acquired working interest properties are included as a pro forma adjustment as if the acquisition occurred at the beginning of the period.

(g)	Depreciation, depletion, amortization and accretion are based on historical production and estimated reserves for the acquired working interest properties. The cost assigned to each field is based upon the preliminary purchase price allocation.

(h)	The cost of administrative support services under a post-acquisition contract operating agreement of approximately $15,000 per month are shown as an increase in general and administrative expenses. This agreement was entered into with the former owners in connection with the acquisition agreement.

(i)	Gas gathering production costs incurred with the former owners of the acquired properties are eliminated since the Company purchased the coal bed methane property and will not incur these costs after the acquisition.

(j)	Adjustment to record interest expense on $10.1 million of seller financing and an additional $400,000 borrowed to finance a deposit for the acquisition. Interest is provided based on the 10% per annum rate in the Seller note payable.